EXHIBIT 10.12

                         EXECUTIVE EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the "Agreement") dated as of April 2nd, 2004 (the "Effective Date"), between Video Without Boundaries, Inc. a Florida corporation (the "Company"), and Terry L. Glatt (the "Executive").

                               W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive as its Chief Technology Officer ("CTO");

WHEREAS, the Company and the Executive desire to enter into the Agreement as to the terms of his employment by the Company;

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       POSITION/DUTIES.

         (a) During the Employment Term (as defined in Section 2 below), the Executive shall serve as CTO of the Company. In this capacity the Executive shall have such duties, authorities, and responsibilities commensurate with the duties, authorities, and responsibilities of persons in similar capacities in similarly sized companies, related to the management of set-top box product design, production, and product line development and other duties and responsibilities as mutually agreed as per semi-annual Executive performance and management objectives reviews. For the avoidance of doubt, the CTO position does not include selling or account management or any sales commission-based duties or responsibilities. The Executive shall report exclusively to the Chief Executive Officer ("CEO") of the Company.

         (b) During the Employment Term, the Executive shall only serve on the board of directors or advisory boards of other companies or educational organizations with prior written approval by the Company.

2. EMPLOYMENT TERM. The Executive's term of employment under this Agreement (such term of employment, as it may be extended or terminated, is herein referred to as the "Employment Term") shall be for a term commencing on the Effective Date and, unless terminated earlier as provided in Section 7 hereof, ending three years from the Effective Date (the "Original Employment Term"), provided that the Employment Term shall be automatically extended, subject to earlier termination as provided in Section 7 hereof, for successive additional one (1) year periods (the "Additional Term(s)"), unless, at least sixty
         (60) days prior to the end of the Original Employment Term or the then Additional Term, the Company or the Executive has notified the other in


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         writing that the Employment Term shall terminate at the end of the then current term.

3. BASE SALARY. The Company agrees to pay the Executive a base salary (the "Base Salary") at an annual rate of not less than US $180,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than twice monthly. The Executive's Base Salary shall be subject to annual review by the CEO and the Company's Board of Directors (or a committee thereof) and may be increased from time to time by the CEO or the Board and decreased only by written agreement by the Executive. No increase to Base Salary shall be used to offset or otherwise reduce any obligations of the Company to the Executive hereunder or otherwise. The base salary as determined herein from time to time shall constitute "Base Salary" for purposes of this Agreement. Any calculation to be made under this Agreement with respect to Base Salary shall be made using the then current Base Salary in effect at the time of the event for which such calculation is made.

4.       BONUSES.

         (a) SIGN-ON BONUS. Upon execution of this Agreement, the Company shall pay the Executive a one-time non-refundable lump sum cash payment in the amount of US $50,000 (the "Sign-On Bonus").

         (b) MINIMUM ANNUAL BONUS. The Executive shall receive a minimum cash bonus payable within thirty (30) days of the end of each fiscal year ending each December 31 (the "Bonus Date"), equal to the lesser of one hundred percent (100%) of Base Salary or fifteen percent (15%) of Gross Profit. "Gross Profit" shall be the gross profit of the Company mutually agreed or determined in accordance with generally accepted accounting practices by a mutually selected independent accounting firm at the Company's expense. The determination of the Gross Profit made by the independent accounting firm shall be final and binding upon Executive and Company.

         (c) ANNUAL BONUS. In addition to the MINIMUM ANNUAL BONUS, the Executive shall be eligible to participate in the Company's bonus and other incentive compensation plans and programs for the Company's senior executives at a level commensurate with his position. The Executive shall have the opportunity to earn an additional annual target bonus measured against objective financial criteria to be determined by the Company.

5.       EQUITY AWARDS.

         (a) SIGN-ON WARRANT GRANT. The Company shall award the Executive as of the Effective Date five-year warrants to purchase 100,000 Company Rule-144 shares (the "Common Stock"). The exercise price shall be equal to the current Market bid price in US dollars.


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         (b) SIGN-ON STOCK GRANT. The Company shall issue the Executive 250,000
             Company Rule-144 shares of stock issued in his name. One hundred thousand (100,000) shares shall be due, issued, vested, and delivered to the Executive upon execution of this agreement. The remaining one hundred and fifty thousand (150,000) shares shall be vested and delivered in fifty thousand (50,000) share lots on each the 180th, 270th, and 360th day following execution of this agreement. All deliveries of shares will be via a common courier or in person.

         (c) ANNUAL WARRANT GRANT. The Company shall award the Executive as of each anniversary of the Effective Date (the "Anniversary"), five-year warrants to purchase at least 100,000 Company Rule-144 shares (the "Annual Warrants"). The Company shall set the exercise price within the 30 days prior to each Anniversary.

         (d) DISCRETIONARY GRANTS. In addition to the equity awards contemplated under this Section 5, at the sole discretion of the Company, the Executive shall be eligible for additional annual grants of stock options and/or warrants and other equity awards.

         (e) ACCELERATION EVENTS. If (i) the Executive's employment by the Company is terminated by the Company other than for Cause, Death, or Disability or by the Executive for Good Reason or (ii) Change in Control (as defined in Exhibit A hereto) occurs, all then outstanding unvested and undelivered equity awards shall be fully vested and delivered.

6.       EMPLOYEE BENEFITS.

         (a) BENEFIT PLANS.

             (i) The Executive shall be entitled to participate in all employee benefit plans of the Company including, but not limited to, equity, pension, thrift, profit sharing, medical coverage, education, or other retirement or welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives at a level commensurate with his positions subject to satisfying the applicable eligibility requirements. Such benefits, in the aggregate, shall be no less favorable than the level of benefits in effect on the Effective Date; provided, however, that in the event there is a reduction of employee benefits applicable to senior executives generally, nothing herein shall preclude the Company's ability to reduce the Executive's benefits consistent with such reduction.

             (ii) Without limiting the generality of the foregoing, during the Employment Term, the Company shall either (A) provide for the Executive and his family, (B) pay the Executive quarterly in advance for, or (C) pay the invoices for (at the Executive's


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             discretion) health insurance, dental insurance, vision insurance, term life insurance, accidental death and dismemberment insurance, and short-term and long-term disability insurance covering the Executive and his family. The policies for such insurance shall provide coverage parameters, such as but not limited to co-payments, deductibles, and limits, equivalent to the 2004 United Healthcare policy from the Executive's prior employer. Without limiting the Executive's alternatives for the insurance coverages provided for in this Section 6(a)(ii) the Executive's COBRA plan is hereby agreed to be one example of such insurance coverages. In the case of (B) or (C), annual payment of premiums is capped at fourteen thousand five hundred US dollars (US $14,500).

         (b) SUPPLEMENTAL RETIREMENT BENEFIT.

             The Company shall match the Executive's contributions up to the maximum percentage of the Base Salary identified by the federal government for 401K or similar plan contributions ("Company Match") once the company establishes a qualified retirement fund program and according to the rules of that program.

         (c) VACATIONS. The Executive shall be entitled to an annual paid vacation in accordance with the Company's policy applicable to senior executives, but in no event less than four weeks per year (as prorated for partial years), which vacation may be taken at such times as the Executive elects with due regard to the needs of the Company. The Executive shall accrue vacation time year-to-year with a cap of twelve (12) weeks.

         (d) PERQUISITES. The Company shall provide to the Executive, at the Company's cost, all perquisites which other senior executives of the Company are generally entitled to receive.

         (e) BUSINESS AND ENTERTAINMENT EXPENSES.

             (i) The Company shall provide a Company credit card and discretionary expense account to the Executive for the purposes of Business and Entertainment Expenses. The limits of said credit card and account shall be set and revised by the Company.

             (ii) Upon presentation of appropriate documentation, the Executive shall be reimbursed in accordance with the Company's expense reimbursement policy for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of his duties hereunder.

         (f) TRAVEL. All expenses related to business travel shall be paid by the Company. The Executive shall have access to coach class commercial air travel for flights under three (3) hours and business class commercial air travel for flights greater than three
             (3) hours, all on main tier airlines (such as but not limited to USAir, United, Continental, Delta). All frequent flyer miles earned while traveling for the Company are the Executive's for use at his discretion.


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         (g) LOCATION AND RELOCATION.

             (i) The Executive's principal place of employment shall be at the Company's principal headquarters in Pompano Beach, Florida.

             (ii) In the event the Company and the Executive mutually agree to relocate the Executive's principal place of employment to a new principal Company headquarters location, the Executive will relocate to the vicinity of the Company's new principal headquarters within a time frame mutually agreed upon between the Executive and the Company (the "Relocation Period"). The Executive shall be entitled to relocation benefits in accordance with the Company's relocation policy and such additions thereto as mutually agreed to by the Executive and the Company, including, but not limited to, reimbursement for all costs associated with moving the Executive and his family, possessions, and vehicles, and any costs and commissions associated with the sale of the Executive's residence and purchase of a new residence. In addition, the Company shall pay for or reimburse the Executive for the reasonable cost of travel between the Executive's current residence and the Company's new principal headquarters and, prior to the Executive's relocation, the Company shall provide suitable temporary housing for the Executive's use when he is at the Company's new principal headquarters plus living expenses, as mutually agreed to by the Executive and the Company. The Company shall gross up for tax purposes any deemed income arising pursuant to the payment or benefits provided under this Section 6(g)(ii), so that the economic benefit is the same to the Executive as if such payment or benefits were provided on a non-taxable basis to the Executive.

7. TERMINATION. The Executive's employment and the Employment Term shall terminate on the first of the following to occur:

         (a) DISABILITY. Upon written notice by the Company to the Executive of termination due to Disability, while the Executive remains Disabled. For purposes of this Agreement, "Disability" shall be defined as the inability of the Executive to have performed his material duties hereunder due to a physical or mental injury, infirmity or incapacity for 180 days (including weekends and holidays) in any 365-day period. An independent physician mutually selected by the Company and the Executive shall determine the existence or nonexistence of a Disability.

         (b) DEATH. Automatically on the date of death of the Executive.

         (c) CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. "Cause" shall mean:

             (i) The Executive shall have been indicted for a felony other than one based on Limited Vicarious Liability, or


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             (ii) The termination is evidenced by a resolution adopted in good faith by at least two-thirds of, if a Board is in place, the members of the Board, else if no Board is in place, a committee formed by at least three of the Company's executives, concluding that Executive intentionally and continually failed substantially to perform his reasonably assigned duties with the Company (other than a failure resulting from Executive's incapacity due to physical or mental illness or from the assignment to Executive of duties that would constitute Good Reason), which failure has continued for a period of at least 30 days after a written notice of demand for substantial performance, signed by the CEO, has been delivered to Executive specifying the manner in which Executive has failed substantially to perform

             (iii) Notwithstanding anything in the foregoing to the contrary, if the Executive has been terminated ostensibly for Cause because he has been indicted for a felony (other than one involving Limited Vicarious Liability), and he is not convicted of, or does not plead guilty or nolo contendere to, such felony or a lesser offense (based on the same operative facts), such termination shall be deemed to be a termination without Cause as of the date of the termination; provided, however, that, in the event that the Executive has been terminated ostensibly for Cause because he has been indicted for a felony (other than one involving Limited Vicarious Liability)

                   (A) Undelivered Rule-144 stock shares shall only be forfeited in the event that the Executive is convicted of or pleads guilty or nolo contendere to a felony or a lesser offense and any vesting or distribution shall be suspended until a final determination in such proceeding is reached;

                   (B) Any cash payments shall be paid after a final determination in such proceeding is reached; and

                   (C) The Company will pay the Executive an amount equal to the value of health and welfare benefits that would otherwise been provided to the Executive as a result of the termination, if any, after a final determination in such proceeding is reached.

             (iv) For purposes of the foregoing, the term Limited Vicarious Liability shall mean any liability which is based on acts of the Company for which Executive is responsible solely as a result of his office(s) with the Company; provided that

                   (A) he was not directly involved in such acts and either had no prior knowledge of such intended actions or, upon obtaining such knowledge, promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or;

                   (B) after consulting with the Company's counsel, he reasonably believed that no law was being violated by such acts.


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         (d) WITHOUT CAUSE. Upon fifteen-days (15) written notice by the Company to the Executive of an involuntary termination without Cause, other than for death or Disability.

         (e) GOOD REASON. Upon written notice by the Executive to the Company of a termination for Good Reason, unless such events are corrected in all material respects by the Company within thirty (30) days following written notification by the Executive to the Company that he intends to terminate his employment hereunder for one of the reasons set forth below. "Good Reason" shall mean, without the express written consent of the Executive, the occurrence of any of the following events:

             (i) assignment to the Executive of any duties inconsistent in any material respect with the Executive's position (including titles and reporting relationships), authority, duties or responsibilities as contemplated by this Agreement, or any other action by the Company which results in a significant diminution in such position, authority, duties or responsibilities;

             (ii) any failure by the Company to comply with any of the material provisions regarding Executive's Base Salary, bonus, annual equity incentive, benefits and perquisites, retirement benefit, relocation, and other benefits and amounts payable to Executive under this Agreement;

             (iii) the Executive being required to relocate to a principal place of employment more than thirty (30) miles from the Company's principal headquarters in Pompano Beach, Florida;

             (iv) the delivery by the Company of a notice of non-renewal pursuant to Section 2 hereof;

             (v) any breach of the Company's representations set forth in
             Section 21 hereof which has a material adverse impact on the Company; or

             (vi) any termination by the Executive during the 30-day period immediately following the first anniversary of the date of any Change in Control.

         (f) WITHOUT GOOD REASON. Upon fifteen (15) business days' prior written notice by the Executive to the Company of the Executive's voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

8. CONSEQUENCES OF TERMINATION. Upon termination as per Section 7 above the following amounts and benefits shall be due and paid to the Executive.

         (a) DISABILITY. Upon such termination, the Company shall pay or provide the Executive:


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             (i) any unpaid Base Salary through the date of termination and any accrued vacation;

             (ii) any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination;

             (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; and

             (iv) all other payments, benefits or fringe benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (sections (i) through (iv) are collectively, "Accrued Amounts").

         (b) DEATH. In the event the Employment Term ends on account of the Executive's death, the Executive's estate shall be entitled to any Accrued Amounts.

         (c) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Executive's employment should be terminated (i) by the Company for Cause, or
             (ii) by the Executive without Good Reason, the Company shall pay to the Executive any Accrued Amounts.

         (d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Executive's employment by the Company is terminated by the Company other than for Cause (other than a termination for Disability) or by the Executive for Good Reason, the Company shall pay or provide the Executive with:

             (i) Accrued Amounts;

             (ii) a pro-rata portion of the Executive's bonus for the performance year in which the Executive's termination occurs by the Bonus Date (determined by multiplying the amount the Executive would have received had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365);

             (iii) a lump sum in cash in an amount equal to eighteen (18) months of the then current Base Salary ("Severance Pay");

             (iv) a lump sum in cash in an amount equal to eighteen (18) months premiums for the Benefits in Section 6(ii).

         (e) NON-COMPETE.


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             (i) In the event the Executive is paid the Severance Pay in full as defined in Section 8, during the nine (9) month period thereafter, the Executive will not directly or indirectly (as an employee, director, officer, consultant, manager, independent contractor, or advisor) engage in competition with, or own any interest in, perform any services for, participate in or be connected with the division or business unit of any business or organization which engages in direct competition with the Company as defined in
             Section 8(e)(ii) below; provided, however, that the provisions of this Section shall not be deemed to prohibit the Employee's (A) ownership of not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held company, or
             (B) ownership, whether through direct or indirect stock holdings or otherwise, of one percent (1%) or less of any other business.

             (ii) For the purposes of this Section 8(e) the division or business unit of a business or organization shall be deemed to be engaging in direct competition with the Company if such division or business unit is engaged in the manufacture of PC-television convergence devices. The parties agree that the intent of Section 8 is to prohibit the Executive from directly competing against the Company. As a result, the parties agree that the Company or the Executive may request a revision of Section 8(e)(ii) on an annual basis to ensure that the definition accurately reflects the business of the company. Upon request of either party, the definition may be revised annually. However, as stated in Section 19, any revision to the definition, and thus, any amendment or supplement to this agreement, must be in writing and signed by the Executive and such officer or director as may be designated by the Company.

9. CONFIDENTIALITY, NONSOLICITATION, NONDISPARAGMENT, REFORMATION, SURVIVAL OF PROVISIONS, INVENTIONS

         (a) CONFIDENTIALITY. The Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive's assigned duties and for the benefit of the Company, either during the period of the Executive's employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Executive during the Executive's employment by the Company. The foregoing shall not apply to information that

             (i) was known to the public prior to its disclosure to the Executive;

             (ii) becomes known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or


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             (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Executive's obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

         (b) NONDISPARAGMENT. Each of the Executive and the Company agrees not to make any public statements that disparage the other party, or in the case of the Company, its respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 9 (b).

         (c) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

         (d) SURVIVAL OF PROVISIONS. The obligations contained in this Section 9 shall survive the termination or expiration of the Executive's employment with the Company and shall be fully enforceable thereafter.

         (e) INVENTIONS AND OWNERSHIP.

             (i) Programs, inventions, innovations or improvements ("Inventions") made, developed or created by the Executive during the course of and related to fulfilling his duties during the term of this employment and which may be directly useful in, or relate to, the business of the Company shall be promptly and fully disclosed by the Executive to the Company and, shall be the Company's exclusive property. Upon request, the Employee shall promptly deliver to an appropriate representative of the Company as designated by the Board all software, programs, code, specifications, proposals, papers, drawings, models, data and other material relating to any inventions made, developed or created by the Employee as aforesaid. The Employee shall, at the request of the Company and without any payment therefore, execute any documents necessary or advisable in the opinion of the Company's counsel to direct issuance of patents or copyrights to the Company with respect to such inventions as are to be the Company's exclusive property or vest in the Company title to such inventions. The expense of securing any such patent or copyright shall be borne by the Company. The provisions of this Section 9(e) shall survive the termination of this Agreement.


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             (ii) The Company acknowledges that the Executive has a history of invention including but not limited to personally funded granted patents and that the Executive will continue to develop his own existing and new inventions and patents. No transfer or assignment of any rights is made or implied herein to any such existing patents or new inventions or patents developed outside the course of, and not related to, fulfilling the Executive's duties.

10.      ATTORNEY'S FEES.

         In the event of any dispute arising out of or under this Agreement or the Executive's employment with the Company, if the arbitrator or court of competent jurisdiction, whichever is hearing the matter, determines that the Executive has prevailed on the issues in the arbitration or court proceeding, as the case may be, the Company shall, upon presentment of appropriate documentation, at the Executive's election, pay or reimburse the Executive for all reasonable legal and other professional fees, costs of arbitration and other reasonable expenses incurred in connection therewith by the Executive.

11.      NO ASSIGNMENTS.

         (a) This Agreement is personal to each of the parties hereto. Except as provided in Section 11(b) below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.

         (b) The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company provided the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

12. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or
         (iv) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:

         Terry L. Glatt
         131 SE 9th Court
         Pompano Beach, Florida 33060


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         If to the Company:

         VWB
         Jeffrey Harrell
         President
         20 SW 27th Ave., Suite 101
         Pompano Beach, Florida 33069

         or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall control.

14. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

15. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.

16. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement, other than damages for breach of Section 9, shall be settled exclusively by arbitration, conducted before a single independent arbitrator in Broward County Florida mutually selected by the Company and the Executive. The arbitrator will have the authority to permit discovery and to follow the procedures that he or she determines to be appropriate. The arbitrator will have no power to award consequential (including lost profits), punitive or exemplary damages. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Subject to Section 10, each party shall bear its own legal fees and costs and equally divide the forum fees and cost of the arbitrator.

17. INDEMNIFICATION. The Company hereby agrees to indemnify the Executive and hold him harmless to the fullest extent permitted by law and under the by-laws of the company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney's fees), losses, and damages resulting from the Executive's good faith performance of his duties and obligations with the Company. The Company shall cause the entities listed on Exhibit C hereto to execute indemnity commitments in the form of Exhibit D hereto.


Company Initials ______          Page 12 of 14         Executive Initials ______

18. LIABILITY INSURANCE. Should the Company appoint the Executive as a member of its Board of Directors or as an Officer of the Corporation the Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the term of this Agreement for the greater of the same amount and the same extent as the Company covers its other officers and directors and one-million dollars ($1,000,000).

19. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to its conflicts of law principles.

20. FULL SETTLEMENT. Except as set forth in this Agreement, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, except to the extent any amounts are due the Company or its subsidiaries or affiliates pursuant to a judgment against the Executive; provided, however, that notwithstanding the foregoing, the Company shall have the right to offset any payment provided for in this Agreement or any accrued obligation or other payments (if any) by any outstanding portion of the Sign-On Bonus which is required to be returned to the Company pursuant to Section 4(a) that has not otherwise been timely returned. In no event shall the Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer.

21.      REPRESENTATIONS.

(a) The Company represents and warrants that, as of the Effective Date, all financial statements for each quarter and fiscal year since Company inception fairly present in all material respects the financial position of the Company in conformity with Generally Accepted Accounting Principles as of the applicable reporting dates except as reported in the notes to those financial statements.


Company Initials ______          Page 13 of 14         Executive Initials ______

(b) The Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which could prevent him form entering into this Agreement or performing all of his obligations hereunder.

22. WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Video Without Boundaries, Inc.

By: ----------------------------------------
Name: Jeffrey Harrell
Its: President

--------------------------------------------
Terry L. Glatt

--------------------------------------------
Witness

Printed: -----------------------------------

--------------------------------------------
Witness
Printed: -----------------------------------


Company Initials ______          Page 14 of 14         Executive Initials ______